Exhibit 99.2

Volt Information Sciences Names James Whitney Mayhew Interim Chief Financial Officer

New York, NY, August 10, 2011 - Volt Information Sciences, Inc. (OTC: VISI) announced today that it has named James Whitney Mayhew, the Company’s current Vice President of Finance and Corporate Controller, as its Interim Chief Financial Officer.  Jack Egan will be transitioning from Chief Financial Officer to take on the position of Senior Vice President-Global Planning and Budgeting.

Before joining the Company in 2010, Mr. Whitney was with KPMG, LLP, a registered independent accounting firm, for over 21 years, most recently as an audit partner serving primarily multi-national SEC registrants.  His most recent assignments included four years in Silicon Valley serving technology and services companies and a four-year international assignment in Asia, with previous assignments in New York and Seattle.

Mr. Whitney is a Certified Public Accountant and earned his Bachelor of Arts degree in Business Administration with a concentration in Accounting from the University of Washington.

Steven Shaw, Volt’s Chief Executive Officer, stated:  “I look forward to working with both Jim and Jack in their new positions.  I am confident that, in their roles, each will significantly contribute to our Company’s growth and success.”

Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 1000 customer base.  Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs.  Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

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Contact:
Ron Kochman
Volt Information Sciences, Inc.
voltinvest@volt.com
212-704-2400